True Leaf Signs Agreement for Exclusive Rights to Organic Cannabis
Anti-Microbial Technology in BC

Technology eliminates the need for irradiation to bring higher quality cannabis to market

June 15, 2021 - Vernon, B.C. - True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) today announced that on June 11, 2021, it signed a non-binding Memorandum of Understanding (“MOU”) with Cold Plasma Group (“CPG”), bringing CPG’s organic cannabis anti-microbial technology to Western Canada for the first time. Under the agreement, True Leaf will be the only Licensed Producer offering this technology and unique service in the region.

The MOU anticipates the parties will negotiate and enter into a joint venture agreement and a share purchase option agreement on or before July 31, 2021. If the MOU results in a joint venture agreement, the parties anticipate that they will split the cost of the CPG plasma-assisted sterilization equipment ("Sterilization Equipment") and commissioning at True Leaf's facility in Lumby, B.C. They will also split the operational costs and revenue derived from the Sterilization Equipment. Entering into such agreements is subject to satisfactory completion of due diligence, the required corporate and regulator approval, among other standard conditions. There is no guarantee these agreements will be entered into by the parties.

Alternatives to irradiation

Cannabis is a regulated product, including for microbial contamination. During the growing process, cannabis is prone to microbial contamination and can be infected with bacteria and mold. With the stringent safety requirements imposed by Health Canada, many licensed cannabis producers use irradiation to ensure their products are contaminant-free. Based on our research, we believe a majority of licensed producers currently use irradiation to sterilize their product which may alter the moisture content, texture, colour, cannabinoids, odour, and terpene profiles of the product.

This agreement is timely as a B.C. government study released last week shows representative samples of unregulated cannabis were tainted with 24 pesticides and unacceptable levels of bacteria, fungi, lead, and arsenic (21-06-09, BC Cannabis Legalization and Regulation Secretariat (Ministry of Public Safety and the Solicitor General) - "Testing finds contaminants in illegal cannabis"). This highlights the potential pitfalls any producer can face and the need for alternatives to irradiation which can further compound the quality issues and dollar value of the treated product.

Organic CPG technology comes to Western Canada for the first time

CPG's technology provides a safe and organic method to treat cannabis to remove bacteria and mold. It uses oxygen-enriched plasma to disinfect cannabis without degrading the quality of the product, changing its physical characteristics, or its terpene profiles. CPG's technology obviates the need for most pesticides and allows growers a path to pesticide-free product by treating microbial contamination just before packaging rather than during the growth cycle.

"Our mission is to bring higher quality craft cannabis to consumers," said True Leaf CEO Darcy Bomford. "We believe CPG's technology will provide microbial-free cannabis with no product degradation, and we look forward to offering this service to our micro-cultivator clients."

"We are proud to partner with an innovator like True Leaf which is also committed to elevating Canada's cannabis industry with higher quality products," said David Johnson, President of Cold Plasma Group. "Many consumers feel the irradiation process in cannabis causes damage to the product by creating a reduction in terpenes, altering flavour and effect. The demand for non-irradiated cannabis is huge and we look forward to working with True Leaf to meet consumer demand."

The agreement with CPG is a strategic move in more ways than one. Management expects True Leaf and its micro-cultivator clients will benefit from increased consumer confidence in its products, the ability to command a higher price per gram, and adding this valuable selling point to marketing efforts.

True Leaf has launched both a traditional private placement and an equity crowdfunding offering (together the "Offering") so institutional investors, the craft cannabis community, and the general public all can invest in the Company's innovative business model. To learn more, please visit: invest.trueleafbrands.com.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide seed-to-shelf solutions for micro-cultivators. The program will operate from the Company's 40-acre property in Lumby, B.C., Canada, and will provide a full suite of in-house production, processing, and packaging services to the burgeoning craft cannabis community.

To learn more, visit www.trueleafbrands.com.

Investor Contact:

Nick Foufoulas
ir@trueleafbrands.com
250.275.6063 ext. 201

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion, timing, and size of the proposed offering, the issuance of warrants to purchase additional common shares, the expected use of proceeds from the offering and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company will offer the units or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated capital raised under the offering, which could differ based upon market conditions, the anticipated use of the net proceeds of the offering, which could change because of market conditions or for other reasons, the impact of general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the company, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the securities will be made only by means of an offering memorandum and an applicable exemption from registration and prospectus requirements. In the United States, the Offering is available solely to accredited investors under Rule 506(c) of Regulation D ("Rule 506(c)") promulgated by the Securities and Exchange Commission ("SEC") under the United States Securities Act of 1933 (the "1933 Act"). All securities to be issued in connection with the offering will be subject to statutory restrictions on resale for a period of four-months-and-one-day from the date of issuance in Canada and the statutory period under Rule 144 of the 1933 Act.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.